FINANCIAL STATEMENTS AND

INDEPENDENT AUDITOR’S REPORT

MESA VERDE APARTMENTS, L.P.

DECEMBER 31, 2006 AND 2005

MESA VERDE APARTMENTS, L.P.

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PAILET, MEUNIER and LeBLANC, L.L.P.

Certified Public Accountants

Management Consultants

INDEPENDENT AUDITOR’S REPORT

To the Partners

MESA VERDE APARTMENTS, LP.

Roswell, New Mexico

We have audited the accompanying balance sheets of MESA VERDE APARTMENTS, L.P., as of December 31, 2006 and 2005 and the related statements of operations, changes in partners’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in ail material respects, the financial position of MESA VERDE APARTMENTS, L.P. as of December 31, 2006 and 2005 and the results of its operations, changes in partners’ equity and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Metairie, Louisiana

April 27, 2007

3421 N. Causeway Blvd., Suite 701. Metairie, LA 70002     Telephone (504) 837-0770. Fax (504) 837-7102

Member of

IGAF Worldwide - Member Firms in Principal Cities. PCAOB - Public Company Accounting Oversight Board
AICPA Centers. Center for Public Company Audit Firms (SEC)
Governmental Audit Quality Center. Private Companies Practice Section (PCPS)

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MESA VERDE APARTMENTS, L.P.

BALANCE SHEETS

December 31, 2006 and 2005

	2006	2005
ASSETS
Current Assets
Cash and Cash Equivalents	$28,147	$6,083
Accounts Receivable	19,973	37,742
Due from Affiliate	37,000	37,000
Prepaid Insurance	17,426	9,075
Total Current Assets	102,546	89,900

Restricted Deposits & Reserves
Operating Reserve	19,586	32,051
Replacement Reserve	44,508	31,872
Total Restricted Deposits & Reserves	64,094	63,923

Property and Equipment
Land	160,000	160,000
Building	5,831,270	5,831,270
Furniture & Fixtures	358,070	358,070
Accumulated Depreciation	(1,702,655)	(1,508,044)
Total Property and Equipment	4,646,685	4,841,296

Other Assets
Financing Fees - Net	39,575	40,258
Deposits	1,120	1,120
Total Other Assets	40,695	41,378

TOTAL ASSETS	$4,854,020	$5,036,497

See accountant’s report and notes to financial statements

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MESA VERDE APARTMENTS, L.P.

BALANCE SHEETS

December 31, 2006 and 2005

	2006	2005
LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$27,675	$16,483
Tenant Security Deposits	11,118	13,205
Accrued Interest Payable	9,170	8,972
Accrued Real Estate Taxes	12,362	14,427
Reporting Fees Payable	25,000	20,000
Current Portion Long-Term Debt	22,473	21,132
Total Current Liabilities	107,798	94,219

Long-Term Debt
Mortgage Payable	1,725,467	1,745,039
Less Current Portion Long-Term Debt	(22,473)	(21,132)
Mortgage Payable - Finance Authority	260,679	260,679
Accrued Interest - Deferred - Finance Authority	78,060	64,244
Due to Related Parties	702,123	594,149
Due to Developer	509,084	509,084
Total Long-Term Debt	3,252,940	3,152,063

Total Liabilities	3,360,738	3,246,282

Partners’ Equity	1,493,282	1,790,215

TOTAL LIABILITIES AND EQUITY	$4,854,020	$5,036,497

See accountant’s report and notes to financial statements

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MESA VERDE APARTMENTS, L.P.

STATEMENTS OF INCOME

For The Years Ended December 31, 2006 and 2005

	2006	2005
REVENUES
Rent Revenue	$652,296	$652,296
Vacancy Loss	(136,398)	(106,183)
Laundry Revenue	4,135	3,763
NSF & Late Fee Revenue	6,775	5,533
Insurance Proceeds	0	26,859
Other Revenue	7,387	2,973
Total Revenue	534,195	585,241

EXPENSES
Administrative	169,581	233,585
Utilities	69,416	55,924
Operating and Maintenance	190,341	206,752
Taxes and Insurance	79,041	66,659
Interest Expense	122,651	230,309
Depreciation & Amortization	195,293	224,942
Total Expenses	826,323	1,018,171

Net Operating Income (Loss)	(292,128)	(432,930)

Other Revenue (Expense)
Interest Income	195	726
Entity Expense - Reporting Fees	(5,000)	(5,000)
Total Other Revenue (Expense)	(4,805)	(4,274)

NET INCOME (LOSS)	$(296,933)	$(437,204)

See accountant’s report and notes to financial statements

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MESA VERDE APARTMENTS, L.P.

STATEMENTS OF CHANGES IN PARTNERS’ EQUITY

For The Years Ended December 31, 2006 and 2005

	2006	2005
Balance, January 1	$1,790,215	$2,227,419
Capital Contributions	0	0
Net Income (Loss)	(296,933)	(437,204)
Distributions	0	0
Prior Period Adjustments	0	0
Balance, December 31	$1,493,282	$1,790,215

See accountant’s report and notes to financial statements

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MESA VERDE APARTMENTS, L.P.

STATEMENTS OF CASH FLOWS

For The Years Ended December 31, 2006 and 2005

	2006	2005
Cash flows from operating activities
Net Income	$(296,933)	$(437,204)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	195,293	184,002
(Increase) decrease in accounts receivable	17,769	11,357
(Increase) decrease in prepaid expenses	(8,351)	916
Increase (decrease) in accounts payable	11,193	(43,997)
Increase (decrease) in interest payable	198	(47,924)
Net change in tenants’ security deposits held	(2,087)	(2,500)
Increase (decrease) in reporting fees payable	5,000	5,000
Increase (decrease) real estate taxes payable	0	2,300
Increase (decrease) in accrued liabilities	(2,065)	0
Total adjustments	216,950	109,154
Net cash provided (used) by operating activities	(79,983)	(328,050)

Cash flow from investing activities:
Transfer (to) from operating reserves	12,465	(32,051)
Transfer (to) from replacement reserve	(12,636)	68,318
Net cash provided (used) by investing activities	(171)	36,267

Cash flow from financing activities:
Increase (Payments) Related Party Debts	107,974	389,489
Increase Accrued Interest	13,816	13,816
Principal payments on long-term debt	(19,572)	(1,873,480)
Proceeds long term debt	0	1,750,000
Net cash provided (used) by financing activities	102,218	279,825

Net increase (decrease) in cash and equivalents	22,064	(11,958)
Cash and equivalents, beginning of year	6,083	18,041
Cash and equivalents, end of year	$28,147	$6,083

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest expense	$108,638	$264,417

See accountant’s report and notes to financial statements

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MESA VERDE APARTMENTS, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 and 2005

NOTE A - ORGANIZATION

MESA VERDE APARTMENTS, L.P. is a residential real estate property (the Property) consisting of 142 rental units located in Roswell, New Mexico. The property was built for the purpose of providing affordable housing to qualified individuals and families in the Roswell community.

MESA VERDE APARTMENTS, L.P. is a New Mexico limited partnership, which owns the Property. The general partners are Medlock Charitable Foundation and Shelter Resource Corporation. WNC Housing Tax Credit Fund V, Series 3, L.P., a California limited partnership, was admitted as the sole limited partner.

The general partner and the limited partner have a 1% and 99% interest, respectively, in operating profits and losses and tax credits. Partnership cash flow after operating expenses, debt service and required reserves is distributed per the terms of the Partnership agreement in varying percentages.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Basis of Accounting

The financial statements of the partnership are prepared on the accrual basis of accounting and in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

For purposes of statements of cash flows, cash and cash equivalents represent unrestricted cash and certificates of deposit with original maturities of 90 days or less. The carrying amount approximates fair value because of the short period to maturity of the instruments.

The partnership treats all non replacement reserve, escrows and security deposit funds as cash equivalents. Cash on hand, in checking and savings accounts and certificates of deposit are considered cash equivalents.

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MESA VERDE APARTMENTS, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 and 2005

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Capitalization and Depreciation

Land, buildings and improvements are recorded at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method. Buildings are depreciated over twenty-seven years using the straight line method. Improvements, equipment and furnishings are depreciated over a period ranging from three to fifteen years using the straight line method.

Income Taxes

No provision or benefit for income taxes has been included in this financial statement since taxable income or loss passes through to, and is reportable by, the partners individually. The Partnership is eligible to receive low income tax credits as provided by Section 42 of the Internal Revenue Code.

NOTE C-ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE D - LONG-TERM DEBT

Bank of America

The Partnership has a mortgage note payable to Bank of America. The 9.18% mortgage was payable in monthly installments of $15,698, including interest, to June 1, 2028 at which time the unpaid balance was due and payable in full. The note is collateralized by all real and personal property of the Partnership.

The loan was accelerated as of August 1, 2003. All obligations outstanding under this loan have been due and payable in full since that date. Additionally, unpaid principal has been accruing interest at the Default Rate (9.18% + 3.0%) since August 1, 2003. Consequently, the entire principal is reported as current portion of long-term debt. This loan was refinanced in 2005.

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MESA VERDE APARTMENTS, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 and 2005

NOTE D - LONG-TERM DEBT (CONTINUED)

U.S. Bank

In July 2005, the Partnership entered into a new loan agreement with U.S. Bank in the original amount of $1,750,000. The 6.17% mortgage is payable in monthly installments of $10,684 through July 2015.

New Mexico Mortgage Finance Authority

The Partnership has a note payable to the New Mexico Mortgage Finance Authority. The 5.3% note provides that no principal or interest payments will be due until February, 2037. The note is collateralized by a deed of trust on the property, which is subordinate to the Bank’s first deed of trust.

Estimated principal payments due over the next five years are as follows:

December 31, 2007	$22,473
2008	23,900
2009	25,417
2010	27,030
2011	28,746
and Thereafter	1,858,580

Total	$1,986,146

NOTE E - MANAGEMENT FEES

The Partnership entered into a management agreement with Monarch Properties, Inc., Albuquerque, New Mexico. Monarch Properties, Inc. is not related in any form to any owners, either general or limited partners, of the Partnership. Management fees paid during the years ended December 31, 2006 were $25,193.

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MESA VERDE APARTMENTS, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 and 2005

NOTE F - RELATED PARTY TRANSACTIONS

The Partnership has agreed to pay a developer fee in the amount of $735,611 to Trianon Development, the prior General Partner. As of December 31, 2006, $509,084 of this obligation had not been paid.

The Partnership has agreed to pay the limited partner an annual reporting fee of $5,000 for its services in connection with the Partnership’s accounting matters relating to the limited partner and assisting with preparation of required tax returns and reports. If cash flow from operations is insufficient to pay the full amount of the reporting fee, the unpaid portion accrues. As of December 31, 2006, cumulative unpaid fees under this agreement were $25,000.

Due to Related Parties represents cash advances made to the partnership by the limited partner and others. Amounts do not bear interest and are to be repaid when cash flow from operations permits or upon sale of the rental property. As of December 31, 2006 this obligation was comprised of the following:

Trianon Management	$13,826
WNC Nebraska.	377,805
WNC Housing Tax Credits Fund V, Series 3, L.P	310,492

Total	$702,123

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